Exhibit 99.1

FOR IMMEDIATE RELEASE

ISSI ENTERS INTO A DEFINITIVE MERGER AGREEMENT TO BE ACQUIRED BY

CONSORTIUM FOR $19.25 PER SHARE

SHANGHAI, BEIJING, China & MILPITAS, California - March 12, 2015 – Integrated Silicon Solution, Inc. (ISSI), a global fabless semiconductor company, and a Chinese consortium of investors led by Summitview Capital (the “Consortium”), today jointly announced that they have entered into a definitive merger agreement under which the Consortium will acquire all of the outstanding shares of ISSI for US$19.25 per share in cash. The proposed transaction values ISSI’s equity at approximately US$639.5 million, on a fully diluted basis. The transaction is subject to approval by the stockholders of ISSI, as well as antitrust and other regulatory approvals. As part of the transaction, the merger agreement contemplates that, in connection with the closing of the merger, ISSI’s operations in Taiwan will be restructured or some or all of ISSI’s Taiwan operations will be sold as necessary to comply with the requirements of Taiwan laws and regulations. The Chinese consortium members also include eTown MemTek Ltd., Hua Capital and Huaqing Jiye.

The ISSI Board of Directors has unanimously approved the merger agreement and recommends that the ISSI stockholders vote to approve the merger agreement. Details regarding the record date, and the date, time and place of the special meeting of stockholders to vote on the transaction will be announced at a later date. The transaction is currently expected to close in the third calendar quarter of 2015.

With annual revenues of US$329 million for fiscal 2014, ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the automotive, industrial, medical, networking, mobile communications, and digital consumer electronics markets.

Commenting on the proposed acquisition, Scott Howarth, ISSI’s President and Chief Executive Officer, said, “We are pleased to have reached this agreement, which we believe realizes significant value for our stockholders and supports continued innovation for our long-term customers.”

ISSI will file with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K regarding the transaction, which will include a copy of the merger agreement. All parties desiring details regarding the transaction are urged to review these documents, which are available at the SEC’s website (http://www.sec.gov).

Oppenheimer & Co. is serving as financial advisor and Wilson Sonsini Goodrich Rosati, P.C. is serving as U.S. legal advisor to ISSI. Needham & Company is serving as financial advisor and Morrison & Foerster LLP is serving as U.S. legal advisor to the Consortium.

This announcement is neither a solicitation of proxies, an offer to purchase, nor a solicitation of an offer to sell any securities and it is not a substitute for any proxy statement or other proxy materials that may be filed or furnished with the SEC with respect to the proposed merger.

About ISSI

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, and (iv) digital consumer. ISSI’s primary products are high speed and low power SRAM and low, and medium and high density DRAM. ISSI also designs and markets NOR flash products and high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit ISSI’s web site at www.issi.com.

About the Consortium

SummitView Capital: Private equity and buyout funds focus on the semiconductor industry in China.

eTown MemTek Ltd: A fabless company based in Beijing dedicated to research and develop advanced memory technology and products. The company’s major shareholder is E-Town Capital.

Hua Capital: Private equity fund focuses on semiconductor investments in China.

Huaqing Jiye Investment Management Co., Ltd.: An investment company focusing on capital investment management and consulting.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning the expected closing date of the acquisition, that the transaction realizes significant value for stockholders and supports continued innovation for ISSI’s long-term customers are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include obtaining stockholder approval of the transaction, the ability to complete the restructuring of ISSI’s operations in Taiwan, the satisfaction of the other closing conditions in the definitive agreement (including regulatory approvals), supply and demand conditions in the market place (especially in the automotive market and the industrial market), unexpected reductions in average selling prices for ISSI’s products, ISSI’s ability to sell its products in its key markets (including automotive and industrial) and the pricing and gross margins achieved on such sales, ISSI’s ability to continue to control or reduce operating expenses (including proxy and merger related expenses), ISSI’s ability to obtain a sufficient supply of wafers, wafer pricing, ISSI’s ability to maintain sufficient inventory of products to satisfy customer orders, ISSI’s ability to realize the expected benefits of its acquisitions including maintaining relationships with key customers, vendors and employees, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, the outcome of any existing or future litigation involving the acquisition transaction, intellectual property or other matters (including ISSI’s existing litigation with GSI Technology) or other risks listed from time to time in ISSI’s filings with the SEC, including ISSI’s Form 10-K for the year ended September 30, 2014 and Form 10-Q for the quarter ended December 31, 2014. ISSI assumes no obligation to update or revise the forward-looking statements in this press release because of new information, future events, or otherwise.

Additional Information and Where to Find It

ISSI, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with ISSI’s Special Meeting of Stockholders to consider approval of the acquisition (the “Special Meeting”). ISSI plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the Special Meeting.

Jimmy S. M. Lee, Scott D. Howarth, Kong Yeu Han, Paul Chien, Jonathan Khazam, Keith McDonald, Stephen Pletcher, Bruce A. Wooley and John Zimmerman, all of whom are members of ISSI’s Board of Directors, and John M. Cobb, Vice President and Chief Financial Officer, are participants in ISSI’s solicitation. Other than Messrs. Lee and Han, none of such participants owns in excess of 1% of ISSI’s common stock. Messrs. Lee and Han may each be deemed to own approximately 1.1% of ISSI’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant documents to be filed with the SEC in connection with the Special Meeting. Information relating to the foregoing can also be found in ISSI’s Annual Report on Form 10-K/A, which was filed with the SEC on January 27, 2015. To the extent that holdings of ISSI’s securities have changed since the amounts printed in the Form 10-K/A, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing its definitive proxy statement with the SEC, ISSI will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the Special Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ISSI WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by ISSI with the SEC in connection with the Special Meeting at the SEC’s website (http://www.sec.gov), at ISSI’s website (http://www.issi.com) or by writing to Investor Relations, Integrated Silicon Solution, Inc., 1623 Buckeye Drive, Milpitas, CA 95035.

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Contact:

John M. Cobb

Chief Financial Officer

Investor Relations

(408) 969-6600

ir@issi.com

Shelton Group

Leanne Sievers, EVP

P: 949-224-3874

E: lsievers@sheltongroup.com

Matt Kreps, Managing Director

P: 214-272-0073

E: mkreps@sheltongroup.com